Exhibit 10.1

David M. Cordani President and CEO
Routing W2SLT 900 Cottage Grove Road Bloomfield, CT 06152 Telephone 860.226.7482 Facsimile 860.226.3099

June 16, 2017

Eric P. Palmer

Dear Eric:

I am pleased to confirm your new compensation package as you assume the position of Executive Vice President, Chief Financial Officer to be effective upon assumption of your new responsibilities on June 16, 2017.

▪	Base Salary – will increase to a pre-tax annualized rate of $675,000. This amount will be reviewed annually based on your performance and pay position relative to the competitive market.

▪
Annual Incentive – your annual target will increase to $750,000 for the 2017 performance year.  As you are aware, annual incentive is typically paid in the first quarter of the year following the performance period and is not considered earned until the date paid.

▪	Long-Term Incentive – your annual long-term opportunity will become $2,100,000 and will continue to consist of the following two components:

-
Stock Options – grants are typically awarded in the first quarter each year and may vary from 0 to 200% of target based on individual performance and potential.  Options typically vest over a 3 year period and expire no later than 10 years after grant.  The 2017 annual target is $1,050,000.

-
Strategic Performance Shares (SPS) – grants are typically awarded in the first quarter of each year and may vary from 0 to 200% of target based on individual performance and potential.  SPS awards are typically paid or vested three years after the beginning of the performance period.  Awards are not considered earned until the date paid or vested.  The 2017 annual target is $1,050,000.

▪
Stock Ownership Guidelines – To align management and shareholder interests Cigna executives are subject to stock ownership guidelines. The stock ownership guideline for your position as an Executive Officer will become 3 times your new base salary.

NEW TOTAL ANNUAL COMPENSATION OPPORTUNITY: $3,525,000

Also, contingent upon Board Committee approval, the following long-term incentive award will be awarded to you:

▪	a transitional SPS award with a grant date value $568,750; shares earned (paid) in 2020 per the plan's formula

The changes above have no impact on previously awarded bonuses, stock options or SPS grants.  The compensation program elements – annual incentive, stock options and strategic performance shares are those of our current program and may be subject to modification or enhancement by the Board of Directors.  As an executive of the company, your compensation will be subject to any future program changes.

Eric, I look forward to continuing to partner with you.

Sincerely,

/s/ David M. Cordani

David M. Cordani

cc:  K. Gorodetzer
       J. Murabito